Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FINANCIAL IMPACT FROM SUCCESSFUL

CONVERTIBLE DEBT OFFERING

ENGLEWOOD, COLO. (June 2, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today provided information regarding the financial impact of its successful offering of $230 million of 2 ½% Senior Subordinated Convertible Contingent Debt Securities, which closed today.

“The primary purpose of our convertible debt offering was to restructure our debt so that we can aggressively invest in our growth opportunities while maximizing shareholder return,” Peter Kalan, chief financial officer for CSG Systems said. “In addition, as a result of lower fixed interest rates on the new debt and the concurrent stock repurchase, this transaction is accretive to the company’s earnings per share.”

The Convertible Debt Securities will reduce interest expense by approximately $400,000 for the second quarter of 2004, and by $1.2 million for each quarter going forward. The concurrent stock repurchase of 2.1 million shares has the impact of reducing the weighted-average shares outstanding for the second quarter of 2004 by approximately 700 thousand shares and by 2.1 million for each quarter going forward. As a result, for the second quarter of 2004, the change in interest expense along with the reduction in diluted shares outstanding is expected to be accretive by one cent and is expected to be accretive by approximately three cents per quarter going forward.

With the issuance of the Convertible Debt Securities, CSG Systems has paid off and terminated its senior debt facility. CSG Systems will incur a one-time non-cash charge of approximately $6.6 million for the write-off of deferred financing costs associated with the terminated senior debt facility. This will have the effect of reducing earnings per diluted share by approximately eight cents in the second quarter of 2004.

This information is being provide solely to indicate the financial impact associated with the convertible debt offering to the earnings per diluted share calculations for the existing and future quarters.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP

CSG Systems International, Inc.

June 2, 2004

services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast and Echostar Communications, which combined represent approximately 30 percent of the Company’s revenue; 2) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 10) CSG’s ability to realize the expected savings from its cost reductions programs, while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.